Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Fourth Quarter

and Full Year 2011 Financial Results

Operating Highlights

•	Second consecutive year of revenue growth since launching growth strategy in 2009

•	2011 revenues increased more than 10% over 2010 revenues to $203.1M

•	2011 Adjusted EBITDA increased more than 13% over 2010 Adjusted EBITDA to $24.5M

•	Year over year revenue growth in core recovery audit business for the first time since 2002

•	New Services segment delivered 12.7% of revenue in 2011, more than doubling 2010 contribution

ATLANTA, February 22, 2012 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2011.

“I am pleased to report our second consecutive year of revenue growth following the launch of our growth strategy in late 2009. In fact, this is the first time PRGX has delivered two straight years of revenue growth since 2002,” said Romil Bahl, president and chief executive officer.

Continued Bahl, “In our core retail recovery audit business, we continue to improve our client retention rate, much of which we attribute to our differentiated ‘next generation’ recovery audit service. We are also having success in winning back clients and adding new clients. There is no doubt that our rejuvenated focus on audit innovation and our enhanced data mining capabilities are enabling PRGX audit teams to deliver improved profits to our clients.”

“In Healthcare Claims Recovery Audit, our CMS Medicare RAC team exceeded our revenue expectations in the second half of the year. In addition, our analytics and advisory services team demonstrated significant growth in 2011, adding clients around the world,” said Bahl.

Consolidated Results for Three Months Ended December 31, 2011

Consolidated revenues for the fourth quarter of 2011 were $49.9 million compared to $50.3 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated fourth quarter revenues in 2011 were essentially flat compared to the same period in 2010.

Recovery Audit Services – Americas revenues for the fourth quarter of 2011 decreased 9.0% to $27.8 million compared to $30.6 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenues decreased by 8.3% compared to 2010.

Recovery Audit Services – Europe Asia/Pacific revenues for the fourth quarter of 2011 increased 10.1% to $16.5 million compared to $15.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenues increased by 9.1% compared to 2010.

New Services revenues for the fourth quarter of 2011 increased 17.6% to $5.6 million compared to $4.7 million in the same period in the prior year. The New Services segment represents healthcare claims recovery audit services and our analytics and advisory services.

Total cost of revenues for the fourth quarter of 2011 were $34.2 million compared to $33.7 million in the same period in the prior year. Most of this increase was incurred in our New Services segment. SG&A for the fourth quarter of 2011 was $12.0 million compared to $10.3 million in the fourth quarter of 2010. The increase in SG&A in the fourth quarter of 2011 compared to the 2010 fourth quarter was primarily due to increased incentive compensation accruals, and to a lesser extent increased marketing spend and costs of strategic hires to support New Services.

Net earnings for the fourth quarter of 2011 were $1.3 million, or $0.05 per basic and diluted share, compared to net earnings of $4.1 million, or $0.17 per basic and diluted share, for the same period in 2010. The fourth quarter 2011 net earnings include a net tax benefit of $1.2 million. This net benefit primarily resulted from a reduction of the Company’s valuation allowance on deferred tax assets. Net cash provided by operating activities for the fourth quarter of 2011 was $6.6 million compared to $3.3 million in the fourth quarter of 2010.

Adjusted EBITDA for the fourth quarter of 2011 was $6.4 million compared to $7.4 million of Adjusted EBITDA for the same period in 2010. The 2011 fourth quarter Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.4 million related to stock-based compensation, $0.8 million of transformation severance and related expenses, a $0.5 million charge for acquisition transaction costs and acquisition obligations classified as compensation, and $0.2 million of foreign currency losses on intercompany balances. The comparable Adjusted EBITDA amount for the fourth quarter of 2010 excludes from EBITDA for such period a $0.9 million charge for stock-based compensation and a $0.1 million charge for acquisition obligations classified as compensation. (Schedule 3 attached to this press release provides a reconciliation of operating income to each of EBITDA and Adjusted EBITDA.)

Consolidated Results for the Year Ended December 31, 2011

Consolidated revenues for the year ended December 31, 2011 increased 10.3% to $203.1 million, compared to $184.1 million in the prior year. After adjusting for changes in foreign exchange rates, 2011 revenues increased 8.1% compared to 2010.

Recovery Audit Services – Americas revenues for the year ended December 31, 2011 increased 0.6% to $115.8 million compared to $115.2 million in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenues decreased by less than 0.5% compared to 2010.

Recovery Audit Services – Europe Asia/Pacific revenues for the year ended December 31, 2011 increased 6.9% to $61.6 million compared to $57.6 million in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenues increased by 1.5% compared to 2010.

New Services revenues for the year ended December 31, 2011 increased 127.1% to $25.7 million compared to $11.3 million in the prior year. Revenues from New Services represented 12.7% of consolidated revenues in the year ended December 31, 2011 compared to 6.2% of consolidated revenues in 2010.

Total cost of revenues for the year ended December 31, 2011 were $137.5 million compared to $126.1 million in 2010. Cost of revenues were 67.7% of revenues for the year, an improvement from 68.5% in 2010. Cost of revenues as a percentage of revenues in the Recovery Audit Services – Americas segment improved from 58.8% in 2010 to 56.1% in 2011 and in the Recovery Audit Services – Europe/Asia-Pacific segment improved from 76.7% in 2010 to 76.5% in 2011. These margin increases in the recovery audit segments reflect the early benefits from the Company’s service delivery model improvements. The New Services segment posted a positive gross margin of $0.3 million in 2011 compared to a gross margin loss of $2.8 million in 2010. This improved profitability resulted from the ramp up of healthcare revenues from the Company’s Medicare RAC subcontracts and from continued traction and growth in analytics and advisory services.

SG&A for the year ended December 31, 2011 was $49.1 million compared to $40.7 million in 2010. The increase in SG&A in 2011 compared to 2010 was primarily due to business development investments, costs of strategic hires to support New Services, increased incentive compensation accruals, and increased severance and other costs related to the Company’s service delivery model transformation.

Net earnings for the year ended December 31, 2011 were $2.8 million, or $0.11 per basic and diluted share, compared to net earnings of $3.3 million, or $0.14 per basic and $0.13 per diluted share, for 2010. Net cash provided by operating activities for the year ended December 31, 2011 was $19.3 million compared to $3.5 million in 2010.

Adjusted EBITDA for the year ended December 31, 2011 was $24.5 million compared to $21.6 million in 2010. For the year ended December 31, 2011 Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $5.1 million related to stock-based compensation, $2.0 million of charges incurred as part of the Company’s service delivery model transformation, a $0.8 million charge for acquisition transaction costs and acquisition obligations classified as compensation, and $0.4 million of foreign currency losses on intercompany balances. Comparable Adjusted EBITDA amount for the year ended December 31, 2010 excludes a $4.0 million charge for stock-based compensation, a $0.4 million charge for acquisition obligations classified as compensation, and $0.4 million of foreign currency losses on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of operating income to each of EBITDA and Adjusted EBITDA.)

“We believe our Adjusted EBITDA improvement in 2011 will continue as we more fully leverage our investments in service delivery model redesign,” added Mr. Bahl. “Our global shared service centers are enabling new ways of delivering services quickly and cost effectively.”

Liquidity

At December 31, 2011, the Company had unrestricted cash and cash equivalents of $20.3 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter end was $9.0 million, which represented the outstanding balance on a variable rate term loan due quarterly through 2014.

As previously announced, the Company invested $2.5 million of cash and issued 0.6 million shares of its common stock in connection with the December 2011 acquisition of Business Strategy, Inc. Further details of the transaction are disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 2, 2011.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s fourth quarter and full year 2011 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 53878225.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through March 31, 2012. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,600 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery™, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of operating income to each of EBITDA and Adjusted EBITDA.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue growth, investment program, business development efforts, and the success of its growth strategies and expansion into new markets, including anticipated opportunities in the healthcare industry. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2011. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$49,944	$50,345	$203,117	$184,081
Operating expenses:
Cost of revenues	34,240	33,731	137,482	126,069
Selling, general and administrative expenses	11,958	10,256	49,102	40,735
Depreciation of property and equipment	1,542	1,232	5,401	4,903
Amortization of intangible assets and other	1,464	1,074	4,991	4,131

Total operating expenses	49,204	46,293	196,976	175,838

Operating income	740	4,052	6,141	8,243

Foreign currency transaction (gains) losses on intercompany balances	241	(16)	417	422
Interest expense, net	393	335	1,616	1,305
Loss on debt extinguishment	—	—	—	1,381

Earnings before income taxes	106	3,733	4,108	5,135

Income tax (benefit) expense	(1,206)	(359)	1,292	1,882

Net earnings	$1,312	$4,092	$2,816	$3,253

Basic earnings per common share	$0.05	$0.17	$0.11	$0.14

Diluted earnings per common share	$0.05	$0.17	$0.11	$0.13

Weighted average common shares outstanding:
Basic	25,002	24,223	24,634	23,906

Diluted	25,409	24,498	25,029	24,144

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$20,337	$18,448
Restricted cash	64	64
Receivables:
Contract receivables, net	40,624	35,893
Employee advances and miscellaneous receivables, net	1,343	827

Total receivables	41,967	36,720

Prepaid expenses and other current assets	5,594	3,622

Total current assets	67,962	58,854

Property and equipment, net	18,586	15,695
Goodwill	13,194	5,196
Intangible assets, net	23,406	23,855
Deferred income taxes	831	403
Other assets	2,434	2,318

Total assets	$126,413	$106,321

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,035	$14,365
Accrued payroll and related expenses	21,920	13,871
Refund liabilities and deferred revenue	8,434	8,560
Current portion of debt	3,000	3,000
Business acquisition obligations	3,502	1,380

Total current liabilities	51,891	41,176

Long-term debt	6,000	9,000
Noncurrent business acquisition obligations	5,604	2,435
Other long-term liabilities	3,828	4,867

Total liabilities	67,323	57,478

Shareholders’ equity:
Common stock	251	239
Additional paid-in capital	574,266	566,328
Accumulated deficit	(518,592)	(521,408)
Accumulated other comprehensive income	3,165	3,684

Total shareholders’ equity	59,090	48,843

Total liabilities and shareholders’ equity	$126,413	$106,321

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Operating Income to EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Reconciliation of operating income to EBITDA and to Adjusted EBITDA:
Operating income	$740	$4,052	$6,141	$8,243

Adjust for:
Depreciation of property and equipment	1,542	1,232	5,401	4,903
Amortization of intangible assets and other	1,464	1,074	4,991	4,131
Foreign currency transaction gains (losses) on intercompany balances	(241)	16	(417)	(422)

EBITDA	3,505	6,374	16,116	16,855

Foreign currency transaction (gains) losses on intercompany balances	241	(16)	417	422
Acquisition transaction costs and acquisition obligations classified as compensation	466	106	800	371
Transformation severance and related expenses	764	—	2,031	—
Stock-based compensation	1,430	933	5,093	3,980

Adjusted EBITDA	$6,406	$7,397	$24,457	$21,628

EBITDA and Adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net earnings	$1,312	$4,092	$2,816	$3,253
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,006	2,306	10,392	9,034
Amortization of deferred debt costs	52	46	188	1,539
Stock-based compensation expense	1,430	933	5,093	3,980
(Gain) loss on foreign currency transactions	241	(16)	417	422
Increase in receivables	(1,530)	(3,770)	(3,702)	(2,077)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	4,089	784	7,224	(8,962)
Other, primarily changes in assets and liabilities	(2,050)	(1,074)	(3,135)	(3,720)

Net cash provided by operating activities	6,550	3,301	19,293	3,469

Cash flows used in investing activities:
Business acquisitions	(2,492)	(4,463)	(3,155)	(7,741)
Purchases of property and equipment, net of disposals	(2,197)	(1,685)	(8,287)	(6,934)

Net cash used in investing activities	(4,689)	(6,148)	(11,442)	(14,675)

Net cash provided by (used in) financing activities	(967)	921	(5,410)	(3,510)
Effect of exchange rates on cash and cash equivalents	(53)	130	(552)	138

Net increase (decrease) in cash and cash equivalents	841	(1,796)	1,889	(14,578)
Cash and cash equivalents at beginning of period	19,496	20,244	18,448	33,026

Cash and cash equivalents at end of period	$20,337	$18,448	$20,337	$18,448

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Revenues
Recovery Audit Services - Americas	$27,813	$30,574	$(2,761)	$115,807	$115,156	$651
Recovery Audit Services - Europe/Asia-Pacific	16,549	15,026	1,523	61,570	57,590	3,980
New Services	5,582	4,745	837	25,740	11,335	14,405

Total	$49,944	$50,345	$(401)	$203,117	$184,081	$19,036

Cost of revenues
Recovery Audit Services - Americas	$15,951	$17,099	$1,148	$64,946	$67,744	$2,798
Recovery Audit Services - Europe/Asia-Pacific	12,459	11,695	(764)	47,105	44,200	(2,905)
New Services	5,830	4,937	(893)	25,431	14,125	(11,306)

Total	$34,240	$33,731	$(509)	$137,482	$126,069	$(11,413)

Selling, general and administrative expenses
Recovery Audit Services - Americas	$3,810	$4,326	$516	$18,479	$16,448	$(2,031)
Recovery Audit Services - Europe/Asia-Pacific	1,124	1,357	233	4,627	4,764	137
New Services	1,217	698	(519)	4,907	2,608	(2,299)
Corporate	5,807	3,875	(1,932)	21,089	16,915	(4,174)

Total	$11,958	$10,256	$(1,702)	$49,102	$40,735	$(8,367)

Depreciation of property and equipment
Recovery Audit Services - Americas	$985	$836	$(149)	$3,491	$3,442	$(49)
Recovery Audit Services - Europe/Asia-Pacific	138	90	(48)	417	354	(63)
New Services	419	306	(113)	1,493	1,107	(386)

Total	$1,542	$1,232	$(310)	$5,401	$4,903	$(498)

Amortization of intangible assets and other
Recovery Audit Services - Americas	$748	$614	$(134)	$2,467	$2,427	$(40)
Recovery Audit Services - Europe/Asia-Pacific	505	325	(180)	1,665	1,403	(262)
New Services	211	135	(76)	859	301	(558)

Total	$1,464	$1,074	$(390)	$4,991	$4,131	$(860)

Operating income (loss)
Recovery Audit Services - Americas	$6,319	$7,699	$(1,380)	$26,424	$25,095	$1,329
Recovery Audit Services - Europe/Asia-Pacific	2,323	1,559	764	7,756	6,869	887
New Services	(2,095)	(1,331)	(764)	(6,950)	(6,806)	(144)
Corporate	(5,807)	(3,875)	(1,932)	(21,089)	(16,915)	(4,174)

Total	$740	$4,052	$(3,312)	$6,141	$8,243	$(2,102)

Adjusted EBITDA
Recovery Audit Services - Americas	$8,398	$9,149	$(751)	$33,847	$30,964	$2,883
Recovery Audit Services - Europe/Asia-Pacific	3,382	1,974	1,408	10,402	8,626	1,776
New Services	(1,358)	(784)	(574)	(4,157)	(5,027)	870
Corporate	(4,016)	(2,942)	(1,074)	(15,635)	(12,935)	(2,700)

Total	$6,406	$7,397	$(991)	$24,457	$21,628	$2,829

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents services provided to healthcare organizations (including recovery audit services), financial advisory services and business analytics services.